Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Chanson International Holding

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Ordinary shares, par value $0.0001 per share(1)	Rule 457(c) and Rule 457(h)	13,144,412	(3)	$0.1084	(4)	$1,424,854.26	0.00015310	$218.15
	Total Offering Amounts							$1,424,854.26	0.00015310	$218.15
	Total Fee Offset									$0
	Net Fee Due									$218.15

(1)	This registration statement on Form S-8 (the “Registration Statement”) registers ordinary shares, par value of US$0.0001 per share (the “Shares”), of Chanson International Holding issuable pursuant to the Chanson International Holding 2025 Share Incentive Plan (the “Plan”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional Shares of the Registrant as may hereafter be offered or issued by reason of any share dividend, share split, bonus issue, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding Shares.

(3)	Represents 13,144,412 Shares reserved for future award grants under the Plan. The initial maximum aggregate number of Shares that may be issued pursuant to all awards is 13,144,412 Shares (such number, as may be increased from time to time according to below, the “Share Limit”). Such Share Limit shall be increased automatically on January 1 of a calendar year, as a result of which increase the Share Limit immediately after each such increase shall equal 5% of the sum of (i) the then-issued and outstanding Shares, (ii) the number of Shares issuable pursuant to then outstanding rights, warrants or options to purchase Shares and securities or rights convertible into, exchangeable or exercisable for Shares, and (iii) the number of Shares reserved under the Plan on December 31 of the immediately preceding calendar year, to the extent that the Registrant has sufficient authorized but unissued share capital. For the sake of clarification, the Share Limit as of the date of this Registration Statement is 13,144,412 Shares. To the extent that the increased Share Limit exceeds the number of Shares registered on this Registration Statement, the Registrant will file a new registration statement to register the additional Shares.

(4)	The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$0.1084 per Share, the average of the high and low prices for the Registrant’s Class A Shares as quoted on the Nasdaq Capital Market on July 15, 2025.